Exhibit 99.1

FOR IMMEDIATE RELEASE:	Stanley Furniture Company, Inc.
November 20, 2017	Investor Contact: Anita W. Wimmer
(336) 884-7698

STANLEY FURNITURE ANNOUNCES AGREEMENT

TO SELL SUBSTANTIALLY ALL OF ITS ASSETS

High Point, North Carolina, November 20, 2017/Globe Newswire/ – Stanley Furniture Company, Inc. (Nasdaq-NGS: STLY) announced today that it has entered into an agreement to sell substantially all of its assets to Churchill Downs LLC (“Buyer”) for $11.5 million in cash, a $4.6 million subordinated secured promissory note of Buyer, a 5% equity interest in Buyer’s post-closing parent company and the assumption of substantially all the Company’s liabilities. The Company will retain certain assets, including cash in an amount up to $1.5 million, net operating loss carryforwards and any remaining payments under the Continued Dumping and Subsidy Offset Act. Buyer is a Delaware limited liability company formed by Walter Blocker, Chairman of Vietnam Trade Alliance in Ho Chi Minh City, to acquire the Stanley assets.

The closing of the asset sale, which is subject to approval by the Company’s stockholders, Buyer obtaining financing pursuant to existing financing proposals from North Mill Capital LLC and Endurance Capital Group, and other customary closing conditions, is expected to occur in the first quarter of 2018.

Upon the signing of the agreement, Buyer delivered into escrow a $750,000 deposit towards the $11.5 million cash consideration for the sale. If Buyer is unable to obtain financing or the agreement is terminated for certain other reasons, the Company is entitled to receive the deposit as a termination fee.

The Company does not intend to liquidate following the closing of the transaction. The Company’s board of directors will evaluate alternatives for use of the $11.5 million cash consideration, which are expected to include using a portion of the cash to either repurchase Company common stock or pay a special dividend to stockholders, and also using a portion of the cash to acquire non-furniture related assets that will allow the Company to potentially derive a benefit from its substantial net operating loss carryforwards. The Company anticipates transaction costs including professional fees and change in control payments to be approximately $2.5 million.

Walter Blocker, Chairman of Vietnam Trade Alliance in Ho Chi Minh City, stated that “Stanley is an iconic company in the furniture industry dating to 1924 with a history of excellence. We are proud to have entered into an agreement to acquire the Stanley business and look forward to building on the Company’s great past following the transaction closing.”

Stanley also announced that its board of directors elected Steven A. Hale II as Chairman of the Board. Mr. Hale replaces Mr. John “Ian” Lapey. Mr. Lapey will remain a director on the board. “The board of directors approved this transaction after an extensive review of alternatives. We appreciate Ian Lapey’s leadership as Chairman during this process” commented Mr. Hale.

Stephens Inc. served as financial advisor to the Company’s board of directors. Nu Advisory Group of Ho Chi Minh City advised on the transaction on behalf of Buyer.

About the Company

Established in 1924, Stanley Furniture Company, Inc. is a leading design, marketing and overseas sourcing resource in the upscale segment of the wood residential market. The Company offers a diversified product line supported by an overseas sourcing model and markets its brands through the wholesale trade’s network of brick-and-mortar furniture retailers, online retailers and interior designers worldwide, as well as through direct sales to the consumer online.  The Company’s common stock is traded on the NASDAQ stock market under the symbol STLY.

Forward-Looking Statements

Certain statements made in this news release are not based on historical facts, but are forward-looking statements. These statements can be identified by the use of forward-looking terminology such as “believes,” “estimates,” “expects,” “may,” “will,” “should,” “could,” or “anticipates,” or the negative thereof or other variations thereon or comparable terminology. These statements reflect our reasonable judgment with respect to future events and are subject to risks and uncertainties that could cause actual results or outcomes to differ materially from those in the forward-looking statements. Such risks and uncertainties include the occurrence of any event, change or other circumstance that could give rise to the termination of the asset purchase agreement, an inability to complete the proposed transaction due to a failure to obtain the approval of the Company’s stockholders or a failure by Buyer to obtain sufficient financing to fund the cash consideration, the occurrence of events that negatively impact the Company’s liquidity in such a way as to limit or eliminate the Company’s ability to use proceeds from the transaction to fund a repurchase program or pay a special dividend, or an inability on the part of the Company to identify a suitable business to acquire or develop with the proceeds of the transaction, as well as the other risks and uncertainties identified in filings by the Company with the Securities and Exchange Commission (“SEC”), including its periodic reports on Form 10-K and Form 10-Q. Any forward-looking statement speaks only as of the date of this news release and the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new developments or otherwise.

Additional Information and Where to Find It

In connection with the proposed transaction, the Company intends to file with the SEC and furnish to the Company’s stockholders a proxy statement, in both preliminary and definitive form, and other relevant documents pertaining to the proposed transaction. Stockholders of the Company are urged to read the definitive proxy statement and other relevant documents carefully and in their entirety when they become available because they will contain important information about the proposed transaction. Stockholders of the Company may obtain the proxy statement and other relevant documents filed with the SEC (once they are available) free of charge at the SEC’s website at www.sec.gov or by directing a request to Stanley Furniture Company, Inc., 200 North Hamilton Street, No. 200, High Point, North Carolina 27260, Attn: Anita W. Wimmer.

Participants in the Solicitation

The directors, executive officers and certain other members of management and employees of the Company may be deemed “participants” in the solicitation of proxies from stockholders of the Company in favor of the proposed transaction. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of the stockholders of the Company in connection with the proposed transaction will be set forth in the proxy statement and the other relevant documents to be filed by the Company with the SEC. You can find information about the Company’s executive officers and directors in its Annual Report on Form 10-K for the fiscal year ended December 31, 2016, as amended, and in its definitive proxy statement filed with the SEC on Schedule 14A on April 13, 2017.